Exhibit 99.8
                                  ------------


                              SETTLEMENT AGREEMENT
                              --------------------

                               AND MUTUAL RELEASE
                               ------------------

         THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the "Agreement") is made and entered this 3rd day of October, 2007, effective as of September 30, 2007, by and between STEVEN K. CLARK ("Clark"); ROBERT R. AMERSON ("Amerson"); HARRY
L. SMITH, JR. ("Smith"); WAL-PAT, LLC, a North Carolina limited liability company ("Wal-Pat"); MERCURY DIECUTTING, LLC, a Florida limited liability company ("Mercury"); and FLANDERS CORPORATION, a North Carolina corporation ("Flanders").

                              W I T N E S S E T H:

         WHEREAS, Amerson, Smith and Clark are shareholders in Flanders; and

         WHEREAS, Clark and Amerson are members of the Board of Directors of Flanders; and WHEREAS, Amerson and Clark each own a fifty percent (50%) membership interest in Wal-Pat, LLC, a North Carolina limited liability company; and

         WHEREAS, Amerson and Clark each own a fifty percent (50%) membership interest in Mercury Diecutting, LLC, a Florida limited liability company; and

         WHEREAS, Amerson and Clark desire to separate any and all business interests which they may own together; and

         WHEREAS, Clark and Flanders desire that Clark's employment with Flanders be terminated upon full execution of this Agreement; and

         WHEREAS, Flanders and Clark desire to settle any and all outstanding claims which they may have against each other; and

         WHEREAS, Clark hereby submits his resignation as a member of the Board of Directors of Flanders.

         NOW, THEREFORE, for and in consideration of the covenants hereinafter set forth and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

         1. Transfer of Interest in Wal-Pat. Clark represents and warrants that he owns fifty percent (50%) of the membership interest in Wal-Pat, LLC free and clear of all claims and encumbrances. In consideration of the transfer of the Mercury interests set forth in Section 2, Clark hereby transfers to Amerson his fifty percent (50%) membership interest in Wal-Pat, LLC, subject to any and all outstanding debts and obligations of Wal-Pat, LLC. Clark shall execute and deliver to Amerson a bill of sale or other document evidencing the transfer of said membership interest in form and substance acceptable to Amerson. Amerson agrees to assume any and all debts and obligations of Wal-Pat, LLC, and to indemnify and hold Clark (and his heirs, personal representatives, successors and assigns) harmless from any and all actions, causes of action, claims, demands, damages, costs, and expenses arising out of Clark's ownership of a fifty percent (50%) membership interest in Wal-Pat, LLC, or his personal guarantee of any debts or obligations of Wal-Pat, LLC. Amerson hereby covenants and agrees to use his best efforts to obtain a complete release of any and all of Clark's personal guarantees for Wal-Pat obligations as soon as commercially practicable. Clark hereby releases and abandons any right to receive any additional distributions from Wal-Pat for the year 2007, including, without limitation, the right to receive any tax distribution under the Wal-Pat Operating Agreement. Amerson covenants and agrees that Wal-Pat shall not allocate to Clark any more than Clark's proportionate share of Wal-Pat income for the year 2007 taking into account his ownership percentage and the number of days Clark held his interest during the year.

         2. Transfer of Interest in Mercury. Amerson represents and warrants that he owns fifty percent (50%) of the membership interest in Mercury Diecutting, LLC free and clear of all claims and encumbrances. In consideration of the transfer of the Wal Pat interests set forth in Section 1, Amerson hereby transfers to Clark his fifty percent (50%) membership interest in Mercury Diecutting, LLC, subject to any and all outstanding debts and obligations of Mercury Diecutting, LLC. Amerson shall execute and deliver to Clark a bill of sale or other document evidencing the transfer of said membership interest in form and substance acceptable to Clark. Clark agrees to assume any and all debts and obligations of Mercury Diecutting, LLC, and to indemnify and hold Amerson (and his heirs, personal representatives, successors and assigns) harmless from any and all actions, causes of action, claims, demands, damages, costs, and expenses arising out of Amerson's ownership of a fifty percent (50%) membership interest in Mercury Diecutting, LLC, or his personal guarantee of any debts or obligations of Mercury Diecutting, LLC. Clark hereby covenants and agrees to use his best efforts to obtain a complete release of any and all of Amerson's personal guarantees for Mercury obligations as soon as commercially practicable. Amerson hereby releases and abandons any right to receive any additional distributions from Mercury for the year 2007, including, without limitation, the right to receive any tax distribution under the Mercury Operating Agreement. Clark covenants and agrees that Mercury shall not to allocate to Amerson any more than Amerson's proportionate share of Mercury income for the year 2007 taking into account his ownership percentage and the number of days Amerson held his interest during the year.

         3. Delivery of Books and Records. Clark has this day delivered to the escrowee referred to in Section 25 for delivery to Amerson a full, complete and accurate copy of all financial reports and corporate books for Mercury Diecutting, LLC. No information contained in such reports contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading. Amerson has this day delivered to the escrowee referred to in Section 25 for delivery to Clark a full, complete and accurate copy of all financial reports and corporate books for Wal Pat, LLC. No information contained in such reports contains any untrue statement of a material fact or omits a material fact necessary to make the statements therein not misleading.

         4. Exercise of Flanders Stock Option by Clark. Clark hereby exercises in full his stock option granted by Flanders December 22, 1999, a copy of which is attached hereto as EXHIBIT D (the "Stock Option"), as reflected on the notice of exercise which is hereby executed and delivered by Clark and attached to this Agreement as EXHIBIT C (the "Notice of Exercise") pursuant to which Clark is hereby surrendering to Flanders as payment of the exercise price of $2.50 per share a total of five hundred forty-three thousand, four hundred seventy-eight (543,478) shares of Common Stock of Flanders owned of record by Clark since January 10, 2000. Clark shall deliver to Flanders a duly executed stock power, based upon the terms and conditions required by Flanders, for the transfer of such five hundred forty-three thousand, four hundred seventy-eight (543,478) shares to Flanders at a valuation price of four dollars sixty cents ($4.60) per share. Flanders hereby accepts the Notice of Exercise and the exercise of the Stock Option in full and the surrender of the five hundred forty-three thousand, four hundred seventy-eight (543,478) shares provided for in this Section 4 constitutes full payment by Clark of the exercise price of the Stock Option. Flanders also hereby waives any requirement that Clark deliver an Investment Representation Statement with his Notice of Exercise. Flanders hereby represents and warrants that the exercise of the Stock Option complies with the terms and conditions of the Stock Option. Clark represents that the Stock Option was issued to him at the date and upon the terms as set forth in the Stock Option and that the issuance of the Stock Option was approved by the Flanders board of directors at or prior to the Stock Option date.

         5. Transfer of Flanders Stock to Amerson. Clark hereby transfers and surrenders to Amerson Two Hundred Fifty Thousand (250,000) shares of common stock of Flanders Corporation as full and complete repayment to Amerson for Clark's portion of the Tom Allen settlement. Clark shall deliver to Flanders a duly executed stock power, based upon the terms and conditions required by Flanders, for the transfer of Two Hundred Fifty Thousand (250,000) shares to Amerson. Flanders will thereupon issue new stock certificate(s) to Amerson representing such stock.

         6. Transfer of Flanders Stock to Satisfy Debt. Clark owes to Flanders, and/or its subsidiaries and affiliates, the sum of Five Million Four Hundred Forty-Five Thousand Eight Hundred Ten and 65/100 Dollars ($5,445,810.65) for loans made by Flanders to Clark (the "Debt"). Clark hereby transfers and surrenders to Flanders One Million One Hundred Eighty-Three Thousand Eight Hundred Seventy-Two (1,183,872) shares of common stock of Flanders Corporation as full and complete repayment to Flanders for the Debt. Clark shall deliver to Flanders a duly executed stock power, based upon the terms and conditions required by Flanders, for the transfer of said shares to Flanders. Flanders will thereafter cancel any and all promissory notes made by Clark which evidence the Debt.

         7. Purchase of Flanders Stock by Amerson and Smith. Amerson and Smith shall purchase, in equal shares, and Clark shall sell all of his remaining shares of stock of Flanders Corporation to Amerson and Smith, in equal shares, for the purchase price of Four and 60/100 Dollars ($4.60) per share, consisting of: (a) at total of seven hundred fifty five thousand, one hundred eighty three and one-half (755,183.5) shares to be purchased by Amerson for an aggregate price payable by Amerson of three million, four hundred seventy three thousand, eight hundred forty four Dollars and ten Cents ($3,473,844.10); and (b) a total of seven hundred fifty five thousand, one hundred eighty three and one-half (755,183.5) shares to be purchased by Smith for an aggregate price payable by Smith of three million, five hundred ninety one thousand, fifteen Dollars and thirty four hundred seventy three thousand, eight hundred forty four Dollars and ten Cents ($3, 473,844.10). Amerson and Smith shall pay the purchase price in cash or other immediately available funds upon fulfillment of all escrow conditions as referenced in Section 25. Clark shall deliver to Flanders a duly executed stock power, based upon the terms and conditions required by Flanders, for the transfer of said stock to Amerson and Smith. Flanders will thereupon issue new stock certificate(s) to Amerson and Smith representing such stock. Prior to the exercise of the Stock Option, Clark's total ownership in the shares of Flanders is set forth in EXHIBIT F. Clark represents he owns no other common shares, of record, in Flanders. Clark represents that his sole remaining interest in Flanders is in three stock option grants that provide him with options to purchase an aggregate of 2,000,000 shares of Flanders' common stock, all three of which options will expire ninety (90) days after the termination of his employment with Flanders.

         8. Representations and Warranties.

         (a) Representations and Warranties by Clark. Clark warrants and represents that he is the sole owner of any stock in Flanders Corporation to be surrendered or transferred pursuant to the terms of this Agreement, that he has full power and authority, without limitation, to endorse the certificate(s), and that all such shares are lien free and are not pledged or assigned as collateral for any debt and are not subject to the claims of any creditor. All these representations shall be true at the time of making this Agreement and shall survive the delivery of all such shares transferred or sold hereunder.

         (b) Representations and Warranties by Flanders. Flanders represents and warrants that: (A) this Agreement, including (i) the exercise by Clark of his stock option referred to in this Agreement as a cashless exercise, (ii) his surrender of stock to Flanders and Flanders' acceptance of his option exercise, were approved in advance by the Board of Directors of Flanders in accordance with Rule 16b-3(d)(1) and (e) under the Securities Exchange Act of 1934, as amended, and applicable North Carolina law and (B) this Agreement has been executed and delivered by a duly authorized officer of Flanders and is binding and enforceable against Flanders in accordance with its terms.

         9. Transfer of Assets to Clark. Flanders hereby transfers to Clark all of the assets listed on EXHIBIT A attached hereto and incorporated herein by reference (the "Assets"), subject to any and all outstanding leases related to the Assets. Clark agrees to assume any and all outstanding leases related to the Assets and to indemnify and hold Flanders harmless from any and all actions, causes of action, claims, demands, damages, costs, and expenses arising out of the same. All of such leases, liens, claims and encumbrances are set forth in and disclosed on EXHIBIT E hereto.

         10. Termination of Employment Agreement between Flanders and Clark. On December 15, 1995, Flanders and Clark entered into an Employment Agreement as amended on December 4. 1997 and November 3, 1999, copies of which are attached hereto as EXHIBIT B (the "Employment Agreement"). For the good and valuable consideration herein, the parties terminate that Employment Agreement effective the date of the execution of this Settlement Agreement and Mutual Release. By virtue of the termination of the Employment Agreement, both Clark and Flanders are relieved of any and all rights, duties, obligations, actions, payments, benefits, etc., contained in the Employment Agreement. Clark's employment with Flanders ends simultaneous to the termination of the Employment Agreement. Clark and Flanders agree that, upon execution of this Agreement, the Employment Agreement is null and void. Clark agrees that he has been paid everything he is owed pursuant to the terms of the Employment Agreement and that he is not entitled to any further payments pursuant to the terms of the Employment Agreement. Flanders acknowledges that as of the date of termination of the Employment Agreement and in consideration of the termination of the Employment Agreement and all of Flanders' obligations thereunder, the non-compete language contained in paragraph 18 of the Employment Agreement is terminated along with all other provisions of the Employment Agreement and that Clark may compete with Flanders so long as he is not violating the provisions in paragraph 11 below. Upon execution, this Agreement shall supersede the Employment Agreement. Clark acknowledges that his release from the obligations, liabilities and restrictive covenants under the Employment Agreement is additional good and valid consideration.

         11. Return of Information. Clark certifies that concurrent with executing this Settlement Agreement and Mutual Release, he has returned all property and information including, without limitation any confidential and proprietary information belonging to Flanders along with any and all Flanders' company property in his possession or control except to the extent that any information is "in Clark's head" or part of his skills, knowledge, and understanding. In addition, Clark certifies that no copies of such documents or computer files containing Flanders property have been made. The parties specifically understand and agree that Clark may use the filter designs that he developed or assisted in developing while working at Flanders and Flanders hereby waives any right to claim the design of such filters as a trade secret or other confidential or proprietary information.

         12. Agreement to Execute Supplier's Agreement. Concurrent with the execution of this Agreement, Flanders and Mercury shall execute that certain Supply Agreement whereby Flanders will purchase from Mercury certain products including diecuts and inserts.

         13. Resignation by Clark as Director of Flanders. Clark hereby resigns as a director of Flanders effective immediately after the consummation of all of the transactions outlined herein.

         14. Release by Clark. Except for the duties and obligations created in this agreement and for claims grounded or based upon fraud, Clark, for himself, his heirs, personal representatives, successors and assigns, in consideration of the above payments, representations, warranties and covenants, and to be fully contingent upon completion of all payments and compliance with all covenants detailed herein and other good and valuable consideration expressly releases, acquits and forever discharges Amerson, Wal-Pat, and Flanders, their respective heirs, personal representatives, successors, assigns, officers, directors, attorneys, subsidiaries and affiliates, from any and all claims, demands, rights, causes of action, or grievances of any kind or character which he may have accrued pursuant to common law, federal law, state laws including without limitation any and all federal, state, and local anti-discrimination statutes, laws and ordinances, and local laws and regulations. Clark realizes there are many laws and regulations prohibiting employment discrimination pursuant to which he may have rights or claims. These include, but are not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; The Americans with Disabilities Act, as amended; the National Labor Relations Act, as amended; the Vietnam Era Veterans Readjustment Assistance Act; the Florida Civil Rights Act of 1977; Florida Whistleblower's Act, ss.ss.448.101 - 105; Sarbanes-Oxley Act, 18 U.S.C. 1514 A, Title VIII Corporate and Criminal Fraud Accountability Act of 2002; the Florida Unemployment Compensation Law; the Florida Workers' Compensation Law; 42 U.S.C. 1981; or any other state, federal or local law concerning age, race, sex, religion, national origin, color, disability, handicap, marital status, or any other form of discrimination, or any other state, federal or local law or regulation including, but not limited to, the Fair Labor Standards Act and Florida's Minimum Wage Act. Clark specifically releases Flanders from all payment obligations under the Employment Agreement dated December 15, 1995 as Clark is released from all obligations, liabilities and restrictive covenants thereunder. Clark also understands that there are other statutes and laws of contract and tort otherwise related to his employment. Clark intends to waive and release any rights he may have under these other laws. Said release shall run to and be in favor of, and shall forever protect Flanders, and its parent and subsidiaries, as well as all officers, directors, employees, Board of Directors, attorneys, and agents of Flanders and its parent and subsidiaries. This Agreement is intended to be a general full and complete waiver and shall be applicable to any and all claims, demands, rights, wages, benefits, employment, causes of action, or grievances, whether claims for psychic injuries or any other injuries, which may be brought before an administrative agency, a court, a tribunal, an arbitrator, or otherwise, whether in law or equity, contract, or tort, and which are related, directly or indirectly, to Clark's employment or the termination of employment with Flanders or for any reason whatsoever between the parties to this agreement except for obligations created by this Agreement.

         15. ADEA Release and Waiver. Clark acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act
(ADEA), as amended, and that the waiver and release of these rights is knowing and voluntary. Clark is waiving his rights under the ADEA for the consideration set forth above which is consideration in addition to that which Clark is legally entitled (i.e. wages for time worked and earned vacation pay benefits) Clark and the Company agree that this waiver and release do not apply to any rights or claims that may arise after the date this Agreement is signed.

         16. No Charges. Clark represents that he has not filed any complaint or charge with any municipal, county, state, or federal office arising in any way out of Clark's employment, and he agrees that he will not do so at any time hereinafter, and that if any agency or court assumes jurisdiction of any complaint or charge against Flanders on behalf of Clark, Clark will immediately request that such complaint be dismissed and that such agency or court withdraw from the matter to the extent any charge or complaint proceeds, employee waives any right to any monetary recovery or other remedy.

         17. Indemnification by Clark. Clark hereby warrants that he has not assigned, sold, subrogated, transferred or conveyed to anyone any actions, causes of action, claims or demands that he now has or ever had against Flanders, and he hereby agrees to defend entirely at his own expense and to fully indemnify and forever hold harmless Flanders from any and all actions, causes of action, claims or demands that may be brought against Flanders by anyone to whom Clark has assigned, sold, subrogated, transferred or conveyed any such actions, causes of action, claims or demands, whether such are asserted by third-party complaint, cross-claim or otherwise, or whether such are asserted for indemnity, contribution or otherwise.

         18. Release by Amerson. Except for the obligations created by this agreement and for claims grounded or based upon fraud, Amerson, for himself, his heirs, personal representatives, successors and assigns, expressly releases, acquits and forever discharges Clark and Mercury, their respective heirs, personal representatives, successors, assigns, subsidiaries and affiliates, from any and all actions, causes of action, claims, demands, damages, costs, loss of services, expenses and compensation that Amerson ever had, or now has, or may have, known or unknown, presently available or hereafter acquired or that anyone claiming through or under him may have, or claim to have, against Clark and Mercury, their respective heirs, personal representatives, successors, assigns, subsidiaries and affiliates.

         19. Release by Flanders. Except for the obligations created by this agreement and for claims grounded or based upon fraud, Flanders, for itself and its successors, assigns, subsidiaries and affiliates, expressly release, acquit and forever discharge Clark, his heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, demands, damages, costs, loss of services, expenses and compensation that Flanders ever had, or now has, or may have, known or unknown, presently available or hereafter acquired or it may have, or claim to have, against Clark, his heirs, personal representatives, successors and assigns.

         20. Release by Mercury. Except for the obligations created by this agreement and for claims grounded or based upon fraud, Mercury, for itself and its successors, assigns, subsidiaries and affiliates, expressly release, acquit and forever discharge Amerson, his heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, demands, damages, costs, loss of services, expenses and compensation that Mercury ever had, or now has, or may have, known or unknown, presently available or hereafter acquired or that anyone claiming through or under it may have, or claim to have, against Amerson, his heirs, personal representatives, successors and assigns.

         21. Release by Wal-Pat. Except for the obligations created by this agreement and for claims grounded or based upon fraud, Wal-Pat, for itself and its successors, assigns, subsidiaries and affiliates, expressly release, acquit and forever discharge Clark, his heirs, personal representatives, successors and assigns, from any and all actions, causes of action, claims, demands, damages, costs, loss of services, expenses and compensation that Wal-Pat ever had, or now has, or may have, known or unknown, presently available or hereafter acquired or that anyone claiming through or under it may have, or claim to have, against Clark, his heirs, personal representatives, successors and assigns.

         22. Nonassignment of Claims. Each party hereby represents and warrants to all other parties that he/it has not assigned, sold, subrogated, transferred or conveyed any actions, causes of action, claims or demands that he/it now has or ever had against any other party hereto and that is released herein.

         23. Indemnification. Each of the parties hereto hereby agrees to indemnify and hold harmless the other parties hereto (along with its/their respective heirs, personal representatives, successors, assigns, officers, directors, attorneys, subsidiaries and affiliates) from any and all actions, causes of action, claims or demands in any way relating to a breach of any obligation, representation or warranty of this Settlement Agreement and Mutual Release. This obligation shall specifically include the obligation to reimburse all reasonable costs and expenses, including attorneys' fees.

         24. Binding Effect. The provisions of this Settlement Agreement and Mutual Release shall be binding upon the parties hereto and their respective heirs, personal representatives, successors, assigns, subsidiaries and affiliates, and shall inure to the benefit of each of them.

         25. Further Execution. The parties hereto and their respective heirs, successors, personal representatives, and assigns, shall do all things and execute and deliver all documents and other papers as may be necessary or convenient to fully consummate the terms of this Settlement Agreement and Mutual Release in accordance with the terms herein set forth. The parties have agreed to use the law firm of Colombo, Kitchin, Dunn, Ball & Porter, LLP to act as escrow agent for this Agreement and to hold and deliver the instruments and documents outlined herein in accordance with its terms.

         26. Paragraph Headings. The paragraph headings contained in this Settlement Agreement and Mutual Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

         27. Governing Law/Venue. This Settlement Agreement and Mutual Release shall be governed by and construed in accordance with the laws of the State of North Carolina. Venue for any claim arising out of this agreement will be in Pitt County, North Carolina, or the U.S. District Court for the Eastern District of North Carolina.

         28. Disputed Claims. The undersigned further understands that this settlement is the compromise of a doubtful and disputed claim and that this Settlement Agreement and Mutual Release is not to be construed as an admission of liability on the part of the parties hereby released, by whom liability is expressly denied.

         29. Entire Agreement. The foregoing constitutes the entire agreement between the parties hereto and its provisions are contractual and not mere recitals.

         30. Counterparts. This Settlement Agreement and Mutual Release may be executed simultaneously in duplicate originals, each of which shall be deemed to be an original all of which taken together shall constitute a single instrument and shall be admissible in any proceeding, legal or otherwise, without the production of the other such original. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         31. Severability. All agreements and covenants contained herein are severable. In the event that any of them are held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreement or covenants were not contained herein.

         32. Independent Negotiation. All parties have participated in the negotiation of this agreement and have been advised to consult with an attorney before executing this agreement. All parties acknowledge that they have been given the opportunity to do so and are voluntarily, knowingly and freely making the releases herein.

         33. Authority. Each party warrants to the other that it has full right, power, legal capacity and authority to enter into and perform this Agreement.

         34. CLARK HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS AGREEMENT. HE FURTHER ACKNOWLEDGES THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF THE DATE OF HIS EXECUTION HEREOF AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL AFTER THE EXPIRATION OF THIS SEVEN (7) DAY PERIOD.

            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK--

                            SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement and Mutual Release under seal at the date and place first above mentioned.

                                            /s/ Steven K. Clark           (SEAL)
                                            ------------------------------
                                            Steven K. Clark

                                            /s/ Robert R. Amerson         (SEAL)
                                            ------------------------------
                                            Robert R. Amerson

                                            /s/ Harry L. Smith, Jr.       (SEAL)
                                            ------------------------------
                                            Harry L. Smith, Jr.


                                            FLANDERS CORPORATION

                                            By: /s/ Harry L. Smith, Jr.
                                                -------------------------------
                                                Name: Harry L. Smith, COO

                                            WAL-PAT, LLC

                                            By: /s/ Robert R. Amerson
                                                -------------------------------
                                                Robert R. Amerson, Manager

                                            MERCURY DIECUTTING, LLC

                                            By: /s/ Steven K. Clark
                                                -------------------------------
                                                Steven K. Clark, Manager

                                    EXHIBIT A

                        Assets to be Transferred to Clark

QTY          MODEL              SERIAL #              DESCRIPTION              ORIGIN               POWER
---          -----              --------              -----------              ------               -----
1                                                Daewoo High Speed Vert       Korea           220V/3PH/79AMPS
                                                 Machining Center
1          DMY 4020d            AV5E 1557        Daewoo Machining Center      Korea           220V/3PH/33AMPS
1          TRAK 1840SX          064 CO 14928     CNC Lathe                    USA             460V/3PH/30AMPS
1          HD2260                                Kington Lathe                Taiwan          460V/3PH/30AMPS
1          AM-3V                990442           Acra Milling Machine         Taiwan
1                                                Wire EDM Mod F14020
1                                                Used Gardner 12x24 Grinder
                                                 S/N 769-3 Model 1224H7D
1                                                Landis O.D. Grinder, Model
                                                 4R-SN#678-13

1          32 Ton Punch Press   2-45-104         Federal A13                  USA             220/3PH/20AMPS
           & Slitter
1          CS-220               544646           Amada Notcher                Japan           220V/3PH/20AMPS
1          100S                 101537           Amada 100 Ton Press Brake    Japan           460V/3PH/30AMPS
1          625012               5001             AccurShear Metal Shear       USA             460V/3PH/50AMPS
1          305072Q              AVQ57106         Coma 357 Amada 50 Ton        Japan
1                                                Wyoming Press Brake NTH-11
                                                 140-168
1                                                Dynasty 300DX TIG Runner
                                                 w/Torch Package
1                                                Dynasty 300 DX TIG Runner
                                                 w/Torch Package

1          Custom/Flanders      N/A              Media Laminator              USA             22V/1PH/80AMPS
1          Custom/Pleater       N/A              Media Pleater                USA             PNEUMATIC/110V
1          Custom Die/Flanders  Diagonal1        Hydraulic Diagonal Die       USA             110V/8AMPS
1          T580                 N/A              Central Machine Bend Saw     USA             110V/5AMPS
1          Custom Saw Pou       N/A              Finger Notch Saw             USA             110V/5AMPS

1          Custom Pleater FFI   N/A              PCELL Pleater                USA             10466
1          Custom Dual Band     N/A              Duan Band Saw/FFI            USA             11395
           Saw
1          3960-10k391d         AN97A24309       Hot Melt Nordson Corp        USA             11795
1          Custom Corigator     N/A              Aluminum Corigator-FFI       USA             12132
1          Hot Melt Media       N/A              Mini Pleater 1" to 4"-FFI    USA             10355
           Pleater

                                    EXHIBIT B

                              Employment Agreement

           Incorporated by Reference to Form 10-K filed by the Issuer with the SEC on December 31, 1995.

                                    EXHIBIT C

                               Notice of Exercise

                            LONG TERM INCENTIVE PLAN

                                 EXERCISE NOTICE

Flanders Corporation
2399 26th Ave N.
St. Petersburg, FL  33734
Attention: Chief Financial Officer

         1. EXERCISE OF OPTION. Effective as of today, September 30, 2007, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase 1,000,000 (one million) shares of the Common Stock (the "Shares") of Flanders Corporation (the "Company") under and pursuant to the Flanders Corporation Long Term Incentive Plan (the "Plan") and the Flanders Corporation Directors and Officers Plan Stock Option Agreement dated December 22, 1999 (the "Option Agreement"). A true and correct copy of this Option Agreement is attached.

         2. REPRESENTATIONS OF OPTIONEE. Optionee acknowledges that Optionee has received, read and understood the Plan and Option Agreement and agrees to abide by and be bound by their terms and conditions.

         3. RIGHTS AS A SHAREHOLDER. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

         4. TAX CONSULTATION. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and Optionee is not relying on the Company for any tax advice.

         5. RESTRICTIVE LEGEND. Optionee understands and agrees that in the event the Shares are not registered, the Company shall cause the legend set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOL OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE, SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

         6. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

         7. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company's Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board of committee shall be final and binding on the Company and on Optionee.

         8. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         9. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such other party may designate in writing from time to time to the other party.

         10. FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

         11. DELIVERY OF PAYMENT. Optionee herewith delivers to the Company the full Exercise Price for the Shares in the form of a surrender of shares, as expressly permitted by Section 4(c)(A) of the Option Agreement.

         12. ENTIRE AGREEMENT. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

         13. TAX INDEMNITY. Clark agrees to indemnify, keep indemnified and hold harmless the Company from any and all claims, suits, actions, debts, damages, costs, charges, demands and expenses of any kind in nature whatsoever, including attorney fees and costs that may arise out of or by reason of any obligation, taxes, penalties, interest or other changes due to the Internal Revenue Service or other taxing authority for federal withholding or other taxing authority for federal withholding or other income taxes relating to exercise of the Stock Option. Clark agrees to reimburse the Company for any necessary expenses, including reasonable attorney fees and costs incurred in connection with the enforcement of any part of this Agreement and covenant.

         14. NET CASHLESS EXERCISE COMPUTATION.

         $4.60  =   1 Share
         ------------------
         $2.50  =   .543478 Shares

Pursuant to this formula, Clark will surrender 543,478 shares to Flanders, and Flanders will issue 456,522 shares to Clark.

Submitted by:                                Accepted by:

OPTIONEE:  Steven K. Clark                   FLANDERS CORPORATION



------------------------------------         By:
    (Signature)                                     ----------------------------
                                             Title:
                                                    ----------------------------
Address:                                     Address:

   903 Pinellas Bay Way                         2399 26th Ave N.
   Tierra Verde, FL  33705                      St. Petersburg, FL  33734

                                    EXHIBIT D

                              FLANDERS CORPORATION

                           DIRECTORS AND OFFICERS PLAN

                             STOCK OPTION AGREEMENT

         Unless otherwise defined herein, the terms defined in the Flanders Corporation Long Term Incentive Plan ("the "Plan") shall have the same defined meanings in this Option Agreement.

         1.       NOTICE OF STOCK OPTION GRANT

                  Optionee:                          Steven K. Clark

         You have been granted an option (the `Option") to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

                  Date of Grant:                     December 22,  1999

                  Exercise Price per Share: $2.50

                  Total Number of Shares:   1,000,000

                  Type of Option:           _________Incentive Stock Option

                                            ____X____Nonstatutory Stock Option

                  Term/Expiration Date:     December 22, 2009

Vesting Schedule
----------------

         This Option is fully vested upon issuance.

Termination Period
------------------

         This Option may be exercised for 90 days after termination of employment or consulting relationship, or such longer period as rosy be applicable upon death or disability of Optionee as provided in the Plan, but in no event later than the Term/Expiration Date as provided above.

         2.       AGREEMENT

                  (a) Grant of Option. Flanders Corporation, a North Carolina corporation (the "Company"), hereby grants to the Optionee named in the Notice of Stock Option Grant in Section 1 above (the "Optionee"), an option (the "Option") to purchase a total number of shares of Common Stock (the "Shares") set forth in Section 1, at the exercise price per share set forth in Section 1 (the "Exercise Price") subject to the terms, definitions and provisions of the Plan adopted by the Company, which is incorporated herein by reference.

                  If designated in Section 1 as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option.

                  (b) Exercise of Option. This Option shall be exercisable during its term in accordance with the Exercise Schedule set out in Section 1 and with the provisions of the Plan as follows:

                  (c)      Right to Exercise.

                           (i) This Option may not be exercised for a fraction
of a share.

                           (ii) In the event of Optionee's death, disability or
other termination of employment, the exercisability of the Option is governed by Sections 6, 7 and 8 below, subject to the limitation contained in subsection 2(i)(c).

                           (iii) In no event may this Option be exercised after
the date of expiration of the term of this Option as set forth in Section 1.

                  (d) Method of Exercise. This Option shall be exercisable by written notice (in the form attached as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the bolder investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

                  No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

         3. OPTIONEE'S REPRESENTATIONS. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended ("1933 Act"), at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his Investment Representation Statement in the form attached hereto as Exhibit B.

         4. METHOD OF PAYMENT. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

                  (a)      cash; or

                  (b)      check; or

                  (c) surrender of other shares of Common Stock of the Company which (A) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a fair market value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised; or

                  (d) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the Exercise Price.

         5. RESTRICTIONS ON EXERCISE. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         6. TERMINATION OF RELATIONSHIP. In the event an Optionee's Continuous Status as an Employee or Consultant terminates, Optionee may, to the extent otherwise so entitled at the date of such termination (the "Termination Date"), exercise this Option during the 90-day Termination Period set out in
Section 1. To the
extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

         7.       DISABILITY OF OPTIONEE. Notwithstanding the provisions of
Section 6 above, in the event of termination of au Optionee's consulting relationship or Continuous Status as an Employee as a result of his or her disability, Optionee may, but only within 180 days from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in this Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination; provided, however, that if such disability is not a "disability" as such term is defined in Section 22(e)(3) of the Internal Revenue Code, in the case of an incentive Stock Option such Incentive Stock Option shall automatically convert to a Nonstatutory Stock Option on the day three months and one day following such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

         8. DEATH OF OPTIONEE. In the event of termination of Optionee's Continuous Status as an Employee or Consultant as a result of the death of Optionee, the Option may be exercised at any time within 180 days following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), by Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

         9. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         10. TERM OF OPTION. This Option maybe exercised only within the term set out in Section 1, and may be exercised during such term only in accordance with the Plan and the terms of this Option. The limitations set forth in the Plan regarding Options designated as incentive Stock Options and Options granted to more than ten percent (10%) shareholders shall apply to this Option.

         11. TAXATION UPON EXERCISE OF OPTION. Optionee understands that, upon exercising a Nonstatutory Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares over the exercise price. However, the timing of this income recognition may be deferred for up to six months if Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the Optionee is an employee, the Company will be required to withhold from Optionee's compensation, or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. Additionally, the Optionee may at some point be required to satisfy tax withholding obligations with respect to the disqualifying disposition of an Incentive Stock Option. The Optionee shall satisfy his or her tax withholding obligation arising upon the exercise of this Option out of Optionee's compensation or by payment to the Company.

         12. "MARKET STAND-OFF" AGREEMENT. Optionee hereby agrees, if requested by the Company and an underwriter of Common Stock (or other equity securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other equity securities) of the Company held by the Optionee during the 180 day period following the date of a final prospectus of the Company, filed under the 1993 Act. The Company may impose "stop transfer" instructions with respect to any shares held by Optionee subject to the foregoing restriction until the end of such 180 day period.

         13. TAX CONSEQUENCES. Set forth below is a brief summary as of the date of this Option of some of the federal and state tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

                  (a) Exercise of ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability or state income tax liability upon the exercise of the Option, although the excess if any, of the fair market value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to the alternative minimum tax in the year of exercise.

                  (b) Exercise of ISO Following Disability. If the Optionee's Continuous Status as an Employee or Consultant terminates as a result of disability that is not total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code, to the extent permitted on the date of termination, the Optionee must exercise an ISO within 90 days of such termination for the ISO to be qualified as an ISO.

                  (c) Exercise of Nonstatutory Stock Option. There may be a regular federal income tax liability and state income tax liability upon the exercise of a Nonstatutory Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Optionee is an employee, the Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

                  (d) Disposition of Shares. In the case of an ISO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal and state income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and are disposed of at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purpose. If Shares purchased under an ISO are disposed of within such one-year period or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (1) the fair market value of the Shares on the date of exercise, or (2) the sale price of the Shares.

                  (e) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

                                                FLANDERS CORPORATION
                                                a North Carolina corporation

                                                By
                                                    ---------------------------
                                                Its
                                                    ---------------------------

         OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY'S LONG-TERM INCENTIVE PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS RIGHT OR THE COMPANY'S RIGHT TO TERMINATE HIS EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

         Optionee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof Optionee has reviewed the Plan and this Option in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Option.

Dated
     ---------------------------                -------------------------------
                                                Optionee

                                    EXHIBIT A

                            LONG-TERM INCENTIVE PLAN

                                 EXERCISE NOTICE

Flanders Corporation
531 Flanders Filters Road
Washington, NC 27889
Attention: Chief Financial Officer

         1. EXERCISE OF OPTION. Effective as of today, ___________, 19___, the undersigned ("Optionee") hereby elects to exercise Optionee's option to purchase _________ shares of the Common Stock (the "Shares") of Flanders Corporation (the "Company") under and pursuant to the Flanders Corporation Long-Term Incentive Plan (the "Plan") and the [ ] Incentive [ ] Nonstatutory Stock Option Agreement dated April 1, 1999 (the "Option Agreement").

         2. REPRESENTATIONS OF OPTIONEE. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

         3. RIGHTS AS SHAREHOLDER. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly alter the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in of the Plan.

         4. TAX CONSULTATION. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

         5. RESTRICTIVE LEGEND. Optionee understands and agrees that in the event the Shares are not registered, the Company shall cause the legend set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

         6. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights wider this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

         7. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee.

         8. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

         9. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

         10. FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

         11. DELIVERY OF PAYMENT. Optionee herewith delivers to the Company the full Exercise Price for the Shares.

         12. ENTIRE AGREEMENT. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof.

Submitted by:
                                                Accepted by:

OPTIONEE:                                       FLANDERS CORPORATION


                                                By
----------------------------------                  ----------------------------
(Signature)                                     Its
----------------------------------                  ----------------------------


Address:                                        Address:

----------------------------------              --------------------------------

----------------------------------              --------------------------------

                                    EXHIBIT E

                    Leases, Liens and Encumbrances on Assets
                    ----------------------------------------

Form UCC-1 Blanket Lien on all assets for the benefit of Bank of America.

                                    EXHIBIT F

                    Clark's Pre-Option Ownership in Flanders



                         STEVE CLARK STOCK CERTIFICATES

    NUMBER OF SHARES                    DATE               CERTIFICATE NUMBER
    ----------------                    ----               ------------------

         999,074                  December 16, 1997               6154
       1,150,000                  December 6, 2000                6992
          13,929                  December 31, 2003               7255
          35,900                  December 30, 2004               7318
         288,814                  December 26, 2006               7387

AGGREGATE SHARES = 2,487,717